Exhibit 3.1(ii)

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MUST HAVES, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Must Haves, Inc., a Florida corporation bearing Document No. P04000041568 (the “Corporation”), does hereby submit these Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation as follows:

FIRST: Article III of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended by adding the following paragraph after paragraph (ii):

“Upon the filing of this Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Effective Time”), each share of the Corporation’s common stock, no par value (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one fourth ( 1/4th) of a share of common stock, no par value, of the Corporation (the “New Common Stock”). Any stock certificate that immediately prior to the Effective Time represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the new Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one fourth ( 1/4th) (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split, rather, the holder of each such fractional share shall be entitled to receive one full share.”

SECOND: The foregoing amendment was adopted pursuant to written consent of the sole director dated September 18, 2009, and by written consent of the holders of a majority of the issued and outstanding shares of the common stock of the Corporation dated September 18, 2009. Therefore, the number of votes cast for the Amendment to the Corporation’s Amended and Restated Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, has executed these Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation this 26th day of October, 2009.

/s/ Stella Gostfrand
Stella Gostfrand, President